Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-232490) of Essential Properties Realty Trust, Inc., and
(2)	Registration Statement (Form S-8 No. 333-225837) pertaining to the 2018 Incentive Plan of Essential Properties Realty Trust, Inc.;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of Essential Properties Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Essential Properties Realty Trust, Inc. included in this Annual Report (Form 10-K) of Essential Properties Realty Trust, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

New York, New York

March 2, 2020